NEWS RELEASE

                                  EXHIBIT 99.1

Network Long Distance Reports Fiscal Third Quarter Results; Revenue Increased 25%; EBITDA Before Special Charges $1.6 million.

Newport News, Va., Feb. 10 - - Network Long Distance, Inc. (NASDAQ: NTWK) announced today results for its fiscal third quarter ended December 31, 1997. Third quarter revenues were $26.1 million, representing a 25% increase over revenues of $20.9 million for the quarter ended December 31, 1996. The increase included the results from Eastern Telecom International Corporation (ETI) acquired by Network on May 7, 1997. ETI was accounted for as a purchase, and its results are not included in the earlier quarter or nine month period ended December 31, 1996.

Results for both quarters and nine month periods ended December 31, 1997 and 1996 include the effects of Network's merger with National Teleservice, Inc.
(NTI) on May 12, 1997 in a transaction accounted for as a pooling-of-interests.

Before accounting for special charges, earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal third quarter 1997 were $1,642,000. This compares to an EBITDA loss of $954,000 in the quarter ended December 31, 1996.

SPECIAL CHARGES

During the third fiscal quarter ended December 31, 1997, current management initiated a review of expected future cash flows associated with certain customer base acquisitions made by the Company under prior management. Certain of these customer bases were the subject of a similar review during the fiscal year ended March 31, 1997. Revenues currently generated by these former acquisitions represented less than 9% of the Company's total revenues during the quarter. Due to higher than anticipated customer attrition within these acquired customer bases, management determined that the carrying value of such customer bases had been impaired and, accordingly, reduced their carrying value pursuant to Statement of Financial Accounting Standards No. 121 via a non-cash charge of $3,733,000. After accounting for this charge and past charges made during the Company's fiscal year ended March 31, 1997, the remaining carrying value of intangibles for all customer base acquisitions made under prior management is $1,503,000 - approximately equaling the present value of their expected future cash flows -- and reflects management's expectation that these customer bases will continue to experience attrition at rates higher than the Company's other customers.

In addition, the Company reported charges of $292,000 in the quarter ended December 31, 1997 stemming primarily from the planned disposition of certain assets related to past acquisitions.

Expenses of $271,000, primarily from increases in severance, legal expenses, billing, and other integration expenses related to the ETI and NTI mergers, were also reported in the 3rd quarter.

The Company reported a net loss after taxes for the third fiscal quarter 1997 -- after taking into account the $4,296,000 charges referred to above -- of $4,382,000 or $(0.34) per share. This compares to a third quarter 1996 net loss of $5,000,000, or $(0.54) per share, as restated to reflect the NTI pooling.

YEAR-TO-DATE SUMMARY

For the nine months ended December 31, 1997, Network Long Distance reported revenue of $78.5 million, up 24% from revenues of $63.4 million for the nine month period ended December 31, 1996.

Net loss for the nine months ended December 31, 1997 was $6,110,000, or $(0.49) per share. These results include merger expenses and related charges of $2,496,000, a non-cash provision to reduce the carrying values of certain assets of $4,025,000, and a $1,100,000 non-cash charge for stock compensation expense. For the nine months ended December 31, 1996, the reported loss was $4,114,000 or $(0.45) per share, as restated to reflect the NTI pooling.

Earnings for the nine months ended December 31, 1997 before interest, taxes, depreciation, amortization (EBITDA) and non-recurring charges - - a commonly used measure of cash flow in the telecommunications industry - - were $5,632,000. The comparable measure for the nine month period ended December 31, 1996 was $2,020,000.

                 Network Long Distance, Inc. and Subsidiaries
           Unaudited Condensed Consolidated Statement of Operations
                   (In thousands, except per share amounts)
                 Three and Nine Months Ended December 31, 1997

                                                    Three Months Ended       Nine Months Ended
                                                       December 31,             December 31,
                                                     1997        1996        1997         1996
                                                   -------      -------     -------      -------
 Revenues (A)                                      $26,085      $20,906     $78,464      $63,430


 Transmission costs                                 16,479       13,970      49,227       41,954
                                                   -------      -------     -------      -------
 Gross Profit                                        9,606        6,936      29,237       21,476
                                                   -------      -------     -------      -------
 Selling, general and
     administrative expense (A)                      7,964        7,890      23,605       19,456
 Depreciation and amortization                       1,208          673       3,337        1,768
 Merger expenses and related non-
     recurring charges (B)                             271            0       2,497            0

 Provision to reduce carrying value
      of certain assets (C)                          4,025        4,050       4,025        4,050
 Non-recurring stock
     compensation charge                                 0            0       1,100            0
                                                   -------      -------     -------      -------
 Operating Income                                   (3,862)      (5,677)     (5,327)      (3,798)
 Interest (income) expense (net)                       104          135         336          450
 Other (income) expense                                 69            0        (100)          19
                                                   -------      -------     -------      -------

 Income (loss) before taxes                         (3,897)      (5,812)     (5,563)      (4,267)
 Income tax expense (benefit)                          485         (812)        547         (153)
                                                   -------      -------     -------      -------
 Net Loss                                          $(4,382)     $(5,000)    $(6,110)     $(4,114)
                                                   -------      -------     -------      -------
                                                   -------      -------     -------      -------
 Net Income per share - Basic and
     diluted                                        $(0.34)      $(0.54)     $(0.49)      $(0.45)
 Weighted average common shares
      outstanding                                   12,836        9,201      12,404        9,158

 EBITDA before merger expenses,
       provision to reduce carrying
       value of certain assets, non-
       cash stock compensation
       charge and other income and
       expense (D)                                  $1,642        $(954)     $5,632       $2,020

                  Network Long Distance, Inc. and Subsidiaries
          Notes to Unaudited Condensed Consolidated Statement of Operations
                  Three and Nine Months Ended December 31, 1997

A. Amounts shown for both Revenues and Selling, general and administrative Expenses include excise taxes of $4,260,000 and $3,334,000 for the nine months ended Dec. 31, 1997 and 1996 respectively, and $1,445,000 and $1,129,000 for the three months ended Dec. 31, 1997 and 1996 respectively.
B. Non-recurring merger and acquisition related charges consist primarily of advisor fees, legal expenses, regulatory costs, headquarters relocation expenses, employee severance expenses resulting from the mergers and surplus facilities charges.
C. Charges pursuant to Statement of Financial Accounting Standards No. 121 (SFAS-121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."
D. EBITDA (earnings before interest, taxes, depreciation and amortization) is a cash flow measurement commonly used in the telecommunications industry. It is not recognized as a measurement of performance under generally accepted accounting principles, and should not be considered as an alternative to net income or cash flow.